Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust First Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, April 5, 2021 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2021.

Unitholders of record on April 15, 2021 will receive a distribution amounting to $2,415,000 or $0.210 per unit payable April 23, 2021.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	157,196
Average price (per BOE)	$47.11
Gross proceeds	$7,405,502
Costs	$4,127,535
Net profits	$3,277,967
Percentage applicable to Trust’s 80%
Net profits interest	$2,622,374
MV Partners reserve for capital expenditures	$--
Total cash proceeds available for the Trust	$2,622,374
Provision for estimated Trust expenses	$(207,374)
Net cash proceeds available for distribution	$2,415,000

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2021. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:                  MV Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Elaina Rodgers

713-483-6020

601 Travis Street, Floor 16, Houston, TX 77002